Exhibit 5

                                                             February 21, 1996

Fleet Financial Group, Inc.
50 Kennedy Plaza
Providence, Rhode Island 02903

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on October 24, 1995, as amended by Amendment No. 1 Filed on November 21, 1995 and Amendment No. 2 filed on November 29, 1995 in connection with the registration under the Securities Act of 1933, as amended, of Securities having a public offering price of up to an aggregate of $1,358,400,000 (or the equivalent thereof if any of the securities are denominated in a foreign currency or a foreign currency unit, such as European Currency Units ("ECU")) pursuant to an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415.

    We are rendering this opinion in connection with the sale by the Company of up to 12,650,000 Depositary Shares (the "Series V Depositary Shares"), each representing a one-tenth interest in a share of Series V 7.25% Perpetual Preferred Stock (the "Series V Preferred Stock") and up to 3,450,000 Depositary Shares (the "Series VI Depositary Shares", and together with the Series V Depositary Shares, collectively, the "Depositary Shares"), each representing a one-fifth interest in a share of Series VI 6.75% Perpetual Preferred Stock (the "Series VI Preferred Stock", and together with the Series V Preferred Stock, collectively, the "Preferred Stock"). The Depositary Shares and the Preferred Stock is hereinafter referred to as the "Securities".

    We have served as counsel for the Company and, as such, assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

        (1) The Restated Articles of Incorporation of the Company;

        (2) The By-Laws of the Company;

        (3) Specimen certificates of the Preferred Stock and Depositary Receipts representing the Depositary Shares;

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        (4) The Deposit Agreements between the Company and Fleet National Bank, pursuant to which the Depositary Shares will be issued; and

        (5) All corporate minutes and proceedings of the Company relating to the issuance of the Preferred Stock and Depositary Shares.

    We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Securities. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations. We have assumed that the Certificates and the Depositary Receipts are duly executed and delivered in substantially the forms reviewed by us.

    We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

    Based upon such examination, it is our opinion that the Preferred Stock and Depositary Shares when issued and paid for, will be legally issued, fully paid and non-assessable.

    V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, Fleet Bank of Massachusetts, National Association, Fleet Bank, National Association, Fleet National Bank of Massachusetts and Fleet
National Bank of Connecticut, subsidiaries of the Company, and beneficially owns 4,052 shares of Common Stock of the Company.

    We consent to the use of this opinion as an exhibit to the Form 8-K filed to report the issuance of the Securities.

                                          Very truly yours,



                                          /s/ EDWARDS & ANGELL
                                          --------------------------------------
                                           Edwards & Angell

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